UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2006 (May 15, 2006)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year, If Changed From Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 Other Event

Item 8.01. Other Event

On May 15, 2006, the Arbitration Panel (“Panel”) in the Nukem Sheep Mountain Partners (“SMP”) case issued a Clarification of the Arbitration Award as a result of the remand to the Panel by the United States District Court for the District of Colorado pursuant to the Order of the 10th Circuit Court of Appeals. The Clarification was received by the registrant on May 16, 2006.

On April 18, 1996, following seventy-three days in arbitration, the Panel had entered an Order and Award finding generally in favor of USECC (a joint venture of U.S. Energy Corp. and Crested Corp.) and against Nukem, which resulted in a damage award of $15,311,500 to USECC. In addition, the Panel also impressed a Constructive Trust in favor of SMP on four CIS uranium purchase contracts Nukem entered into with three CIS republics. In 1998, the parties entered into a Settlement Agreement whereby Nukem assigned a SMP uranium supply contract to USECC and transferred the SMP uranium properties in Wyoming back to USECC.

The Constructive Trust has been the subject of numerous proceedings in the U.S. District Court of Colorado and three appeals to the 10th Circuit Court of Appeals. As a result of these proceedings, the U.S. District Court entered an Order and Judgment in favor of USECC and against Nukem on July 30, 2003 for an additional $20,044,200. In Nukem’s third appeal, the 10th Circuit reversed this Order and Judgment and remanded the case to the Panel for clarification of the Constructive Trust.

In the Remand Hearing before the Panel, Nukem was also seeking a judgment against USECC for over four million dollars claiming an overpayment of the damage award, plus attorney’s fees, costs and expenses. USECC asked the Panel to impress the Constructive Trust on four CIS Contracts in favor of SMP concurrent with the expiration dates of the contracts. In its Clarification of the Arbitration Award, the Panel denied both Nukem’s and USECC’s claims. The Panel held that the Constructive Trust was intended to secure the payment of the original damage award to USECC and it was extinguished upon Nukem’s payment of that damage award to USECC. A copy of the Clarification of the Arbitration Award was sent to the United States District Court of Colorado by the American Arbitration Association.

For information on the Nukem litigation, please see the Form 10-K for the year ended December 31, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: May 19, 2006	By:	/s/ Harold F. Herron
Harold F. Herron, Preident